EXHIBIT 4.45

Entrustment Agreement on the Voting Rights of Shareholder

The Entrustment Agreement on the Voting Rights of Shareholder (hereinafter referred to as “the Agreement”) is made and entered into by and among the following Parties on August 31st, 2013, Shanghai, the People’s Republic of China (“China”):

(1)	Shengqu Information Technology (Shanghai) Co., Ltd. (hereinafter referred to as “the Sole-funded Company”), an enterprise legal person duly incorporated and existing in accordance with the Chinese law, with the registered address of Building 1, No.690 Bibo Road, Zhangjiang Hi-tech Park, Shanghai;

(2)	Shanghai Shanda Networking Development Co., Ltd., an enterprise legal person duly incorporated and existing in accordance with the Chinese law, with the registered address of Room 402-B, No.727 Zhangjiang Road, Pudong New Area, Shanghai (hereinafter referred to as “the Shareholder”); and

(3)	Tianjin Shengjing Trading Co., Ltd. (hereinafter referred to as “the Company”), an enterprise legal person duly incorporated and existing in accordance with the Chinese law, with the registered address of Room 201-11, Floor 2, Area B1, Cartoon Building, No.126 Cartoon Middle Road, Eco-City, Binhai New Area, Tianjin

(In the Agreement, the above-mentioned Parties are individually referred to as a “Party” and collectively referred to as the “Parties”.)

Whereas:

(1)	The Shareholder is the Shareholder of the Company legitimately holding 100% shares of the Company; and

(2)	The Shareholder intends to entrust any person designated by the Sole-funded Company to exercise their voting rights as shareholder in the Company, and the Sole-funded Company intends to designate specific persons to accept such entrustment.

Through friendly negotiations among the Parties, it is hereby agreed as follows:

1.	Entrustment of the Voting Rights

1.1	The Shareholder hereby irrevocably promises that, after their signature of the Agreement, it will sign a power of attorney as required by the Sole-funded Company, to entrust the persons designated by the Sole-funded Company (hereinafter referred to as “the Entrustees”) to exercise the following rights enjoyed by the Shareholder as the shareholder of the Company in accordance with its effective articles of association then (hereinafter collectively referred to as “the Entrusted Rights”):

1

(1)	Exercising rights of decision with respect to the issues required to be resolved on behalf of the Shareholder (including without limitation the appointment, election and removal of the directors and supervisors of the Company, and the decisions to employ or to dismiss the senior executives such as the general manager, the deputy general managers, executive director and the chief finance manager etc.); and

(2)	Other rights of the shareholder stipulated by the articles of association of the Company (including any other rights of the shareholder stipulated by the amendments to the articles of association).

1.2	The above-mentioned authorization and entrustment shall be conditional upon that the Entrustees are Chinese citizens and the Sole-funded Company agrees with such authorization and entrustment. If and only if the Sole-funded Company sends a written notice of displacing the entrustees to the Shareholder, the Shareholder shall immediately appoint other persons designated by the Sole-funded Company then to exercise the above-mentioned entrusted rights. Once provided, new authorization and entrustment shall replace the old one. Otherwise, the Shareholder may not revoke the authorization and entrustment provided to the Entrustees.

1.3	The Entrustees shall cautiously and diligently perform the fiduciary duty according to law within the scope of authority stipulated in the Agreement. For any legal consequence arising from the above-mentioned entrusted rights, the Shareholder agrees to accept and assume the corresponding responsibilities.

1.4	The Shareholder hereby confirm that the Entrustees are only required to give prior notices instead of obtaining prior consent from the Shareholder before exercising the above-mentioned entrusted rights. After relevant resolutions are made, the Entrustees shall notify the Shareholder in a timely manner.

1.5	The Company and the Shareholder agree to accept the suggestions given by the Sole-funded Company and the Entrustees from time to time with respect to the employment and dismissal of the employees of the Company, the daily management and operations of the Company and the financial management systems of the Company etc., and strictly implement the same.

2.	Right to Know

For the purpose of exercising the Entrusted Rights hereunder, the Entrustees shall be entitled to know various information on the operation, business, clients, finance and employees etc., and to have access to relevant data of the Company. The Company shall provide full cooperation in this respect.

2

3.	Exercise of the Entrusted Rights

3.1	The Shareholder shall provide the Entrustees with sufficient assistance in exercising the Entrusted Rights, including signature of the resolutions of shareholder of the Company or any other legal documents made by Entrustees in a timely manner if necessary (for example, for the purpose of satisfying the reporting documents required for approval, registration or filing by any government body).

3.2	If at any time within the valid period of the Agreement, the granting or the exercising of the Entrusted Rights hereunder cannot be achieved for any reason (other than any breach of the Agreement by the Shareholder or the Company), the Parties shall immediately seek for an alternative solution most similar to the unachievable provision, and if necessary sign a supplementary agreement to amend or to adjust the provision of the Agreement, thus to ensure the continuous realization of the purpose hereof.

4.	Exemptions and Compensations

4.1	The Parties hereby confirm that, in no event shall the Sole-funded Company be required to assume any responsibility or to make any economic compensation or other compensations to any other Party or any third party with respect to the exercise of the Entrusted Rights hereunder by the persons designated by the Sole-funded Company.

4.2	The Shareholder agrees to compensate the Sole-funded Company for and to hold the Sole-funded Company harmless against any and all losses incurred or to be potentially incurred due to the exercise of the Entrusted Rights hereunder by the Entrustees, including without limitation any loss arising from any litigation, recovery, arbitration, claim initiated by any third party or any administrative investigation or penalty by any government body. However, such losses shall not include those caused by any wilful conduct or gross negligence of the Sole-funded Company.

5.	Representations and Warranties

5.1	The Shareholder hereby represents and warrants as follows:

5.2	It is a Chinese enterprise legal person with full capacity for civil conducts; it has full and independent legal status and legal capacity; and it may constitute subjects of litigations independently.

5.3	It has full capacities and authorizations to sign and to deliver the Agreement and any other documents relevant to the Agreement and to be signed by it. It has full capacities and authorizations to complete the transactions contemplated by the Agreement.

5.4	Once the Agreement is legitimately and duly signed and delivered by it, the Agreement will become its legitimate and binding obligations, which may be enforceable against it in accordance with the provisions of the Agreement.

5.5	It is legitimate shareholder registered in the Register of Company when the Agreement becomes effective. Apart from the rights stipulated in the Agreement, the Shares Pledge Agreement concluded and signed by and between the Sole-funded Company and it and the Exclusive Shares Transfer Option Agreement concluded and signed by and among the Company, the Sole-funded Company and it, there is no other third-party right on the Entrusted Rights. According to the Agreement, the Sole-funded Company may fully and completely exercise the Entrusted Rights in accordance with the valid articles of association of the Company.

3

5.6	The Sole-funded Company and the Company hereby represent and warrant respectively that:

5.7	It is a company duly incorporated and legally existing under the Chinese Law; it has qualification of being a legal person; it has full and independent legal status and legal capacity to execute, to deliver and to perform the Agreement; and it may constitute a subject of litigation independently.

5.8	It has full capacities and authorizations to sign and to deliver the Agreement and any other documents relevant to the Agreement and to be signed by them. It has full capacities and authorizations to complete the transactions contemplated by the Agreement.

5.9	The Company further represents and warrants that, the Shareholder is the legitimate shareholder registered in the Company Registry when the Agreement becomes effective. According to the Agreement, the Entrustees may fully and completely exercise the Entrusted Rights in accordance with the valid articles of association of the Company.

6.	Confidentiality

6.1	Whether the Agreement is terminated or not, each Party shall assume the obligation of confidentiality with respect to:

(1)	The signature, performance of the Agreement and its contents; and

(2)	All trade secrets, proprietary information and client information of the Sole-funded Company known or received by it due to the signature and performance of the Agreement (hereinafter collectively referred to as “the Confidential Information”).

Each Party shall only utilize such Confidential Information for the purpose of performing its obligations hereunder. Without written consent of the other Parties, none of the Parties may disclose such Confidential Information to any third party. Otherwise, it shall assume the liabilities for breach of contract and compensate for losses.

6.2	After the termination of the Agreement, each Party shall, at the request of the other Parties, return, destroy or otherwise dispose of all documents, data or software containing the Confidential Information, and stop utilizing such Confidential Information.

4

6.3	Notwithstanding any other provisions in the Agreement, the validity of Article 6 herein shall not be affected by dissolution or termination of the Agreement.

7.	Duration of the Agreement

7.1	The Agreement shall become effective upon the date when it is duly signed or stamped by the Parties. Unless it is early terminated upon the written agreement of the Parties or in accordance with the provision of Article 9.1, the Agreement shall remain in full effect.

7.2	If the Shareholder transfers all Shares of the Company held by it with prior consent of the Sole-funded Company, it will not be a party to the Agreement any more. Under such circumstances, the obligations and promises of the other Parties hereunder may not be affected.

8.	Notices

All notices and other communications required or given under or in connection with the Agreement shall be served to the following addresses of the relevant Parties by personal delivery, registered mails, postage prepaid or commercial express services or fax. The above-mentioned notices shall be deemed to have been received as follows:

If a notice is sent by personal delivery, express services or registered mails , postage prepaid, the date when the notice is sent shall be deemed as the valid delivery date; and

If a notice is sent by fax, the date when the notice is successfully transmitted (as evidenced by the transmission confirmation message automatically generated) shall be deemed as the valid delivery date.

For the purpose of the notices, the address of each Party is as follows:

Shengqu Information Technology (Shanghai) Co., Ltd.

Address: Building 1, No.690 Bibo Road, Zhangjiang Hi-tech Park, Shanghai

Shanghai Shanda Networking Development Co., Ltd.

Address: Room 402-B, No.727 Zhangjiang Road, Pudong New Area, Shanghai

Tianjin Shengjing Trading Co., Ltd.

Address: Room 201-11, Floor 2, Area B1, Cartoon Building, No.126 Cartoon Middle Road, Eco-City, Binhai New Area, Tianjin

Any Party may change its address for receiving the notices by sending a notice to the other Parties in accordance with the provisions of Article 8 hereof at any time.

5

9.	Liabilities for Breach of Contract

9.1	The Parties agree and confirm that, if any Party (hereinafter referred to as “the Defaulting Party”) materially braches any provision hereunder, or materially fails to perform any of its obligations hereunder, it constitutes a breach of the Agreement (hereinafter referred to as “the Default”). Any of the non-defaulting Parties (hereinafter referred to as “the Non-defaulting Parties”) shall be entitled to require the Defaulting Party to rectify the Default or to take remedial actions. If the Defaulting Party fails to rectify the Default or to take remedial actions within the reasonable period or within fifteen (15) days after relevant Non-defaulting Party gives a written notice to the Defaulting Party, the relevant Non-defaulting Party shall be entitled at its sole discretion: (1) to terminate the Agreement and to require the Defaulting Party to provide full compensation for damages; or (2) to require the Defaulting Party to specifically perform its obligations hereunder and to provide full compensation for damages.

9.2	The Parties agree and confirm that, unless otherwise stipulated by the laws or the Agreement, in no event shall the Shareholder or the Sole-funded Company ask for early termination of the Agreement for any reason.

9.3	Notwithstanding any other provisions in the Agreement, the validity of this Article shall not be affected by suspension or termination of the Agreement.

10.	Miscellaneous

10.1	The Agreement is made in Chinese in quadruplicate, with each Party to the Agreement holding one (1) copy.

10.2	The conclusion, validity, performance, amendment, interpretation and termination of the Agreement shall all be governed by the Chinese Law.

10.3	Any dispute arising from or in connection with the Agreement shall be settled by the Parties through consultations. In case that no agreement can be reached within thirty (30) days after the occurrence of the dispute, the dispute shall be submitted to Shanghai Arbitration Commission for arbitration which shall be conducted in accordance with the Commission's arbitration rules in effect at the time of applying for arbitration. The arbitration place shall be Shanghai. The arbitral award is final and binding upon the Parties.

10.4	Any right, power and remedy conferred to a Party under any provision of the Agreement shall not exclude any other right, power or remedy enjoyed by such Party according to the laws or under any other provision of the Agreement, and the exercise of any of its rights, powers and remedies by one Party may not preclude its exercise of any other right, power and remedy enjoyed by it.

6

10.5	No failure or delay by any Party in exercising any right, power or remedy under the Agreement or stipulated by law (hereinafter referred to as “Such Right”) shall constitute a waiver of Such Right; and any single or partial waiver of Such Right shall not preclude the Party from any exercise of Such Right in any other way or any exercise of its other rights, powers or remedies.

10.6	The headings hereunder are inserted for convenience of reference only and in no event shall they be utilized to construe the provisions of the Agreement nor shall they affect the interpretation of the provisions of the Agreement.

10.7	The provisions of the Agreement shall be divided from and independent of each other. If any one or more provisions of the Agreement become illegitimate, invalid or unenforceable at any time, the validity, legitimacy and enforceability of the remaining provisions hereof shall not be affected.

10.8	No amendment or supplement to the Agreement shall become effective unless and until it is made in writing and duly signed by the Parties hereto.

10.9	Without prior written consents of the Sole-funded Company, the Shareholder or the Company may not transfer any of their rights and/or obligations to any third party. However, the Sole-funded Company shall be entitled to transfer any of its rights and/or obligations hereunder to any third party designated by it after notifying the Shareholder.

10.10	The Agreement shall be binding upon the legitimate successors of each Party.

[The remainder of this page is intentionally left blank; please find the signature page herewith attached]

7

In Witness Whereof, the Parties hereby sign the Entrustment Agreement on the Voting Rights of Shareholder on the date and at the place first above written.

Shengqu Information Technology (Shanghai) Co., Ltd.

/s/ (Stamp)

Shanghai Shanda Networking Development Co., Ltd.

/s/ (Stamp)

Tianjin Shengjing Trading Co., Ltd.

/s/ (Stamp)

The Signature Page of Entrustment Agreement on the Voting Rights of Shareholder